Exhibit 99.1

THE VITA COCO COMPANY REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

First Quarter Net Sales Increased 14% to $110 million Driven by Vita Coco Coconut Water Growth of 17% on Strong Mid-teens Volume Growth

First Quarter Gross Margin of 31% Improving from 20% in the Prior Year First Quarter

First Quarter Net Income of $7 million; First Quarter Non-GAAP Adjusted EBITDA1 of $9 million

Increasing Full Year 2023 Guidance

NEW YORK, May 3, 2023 (GLOBE NEWSWIRE) - - The Vita Coco Company, Inc. (NASDAQ: COCO) (“Vita Coco” or the "Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights Compared to Prior-Year Period

•Net sales grew 14% to $110 million driven by continued strong 17% growth of Vita Coco Coconut Water

•Vita Coco Coconut Water case equivalent ("CE") volumes increased 15%

•Gross profit increased $15 million to $34 million, or 30.7% of net sales, representing 77% growth from $19 million, or 19.8% of net sales

•Net income attributable to shareholders was $7 million, or $0.12 per diluted share, compared to net income attributable to shareholders of $2 million, or $0.04 per diluted share

•Non-GAAP Adjusted EBITDA1 was income of $9 million compared to a loss of $3 million

•Operating Cash Flow of $9 million with a cash balance at March 31, 2023 of $29 million

Michael Kirban, the Company’s Co-Founder and Executive Chairman, stated, “I'm very excited that we have seen accelerating top line growth, improved service levels and a significant expansion in our gross margin as our logistics costs improve. I'm especially happy with our strong Vita Coco Coconut Water first quarter net sales growth of 17%, building on very strong brand performance in 2022. Our long-term ambition remains to create and maintain category leading brands in the broader better-for-you, functional beverage segment and to deliver long-term mid-teen percentage net sales growth. We see 2023 as a year where we expect to invest behind our opportunities to deliver this long-term vision. I am equally excited with the progress in our sustainability agenda as outlined in our recently released 2022 Impact Report, and by our recently announced Seedlings for Sustainability program to facilitate the planting of up to 10 million seedlings. Through this and other programs, I believe that we are making significant progress in our commitments to better the planet and the communities in which we operate in.”

Martin Roper, the Company’s Chief Executive Officer, said, “I am proud of our team's performance in the first quarter. Gross margins for the quarter were slightly better than expected due to cost efficiencies in domestic transportation, and this makes us even more comfortable with our full year gross margin guidance based on the current cost environment and pricing actions already executed. As gross margins return closer to historical levels, we are able to invest more heavily in both our brands and organization for the balance of the year to remain well-positioned for long-term sustainable growth and profitability. Based on the health of our Vita Coco brand and progress to date on our key 2023 commercial initiatives, we are raising our full year net sales growth and Adjusted EBITDA guidance. We are confident in our long-term strategy built on the pillars of a strong Vita Coco brand, great sales execution, creative Vita Coco marketing and innovation, and new brands driving organic growth, with longer term, the possibility of complementary synergistic acquisitions to round out our better-for-you beverage portfolio.”

First Quarter 2023 Consolidated Results

Net sales increased $13 million, or 14%, to $110 million for the first quarter ended March 31, 2023, compared to $96 million in the same period in the prior year. The increase in net sales was driven by increased CE volumes coupled with benefits from pricing actions.

Gross profit was $34 million for the first quarter ended March 31, 2023 compared to $19 million for the same prior year period. Gross margin increased approximately 11 percentage points to 30.7% for the first quarter of 2023 compared to 19.8% in the same period in the prior year. The increase in gross margin was primarily driven by improved transportation costs compared to the same period in the prior year and the benefit of 2022 pricing actions.

Selling, general and administrative ("SG&A") expenses in the first quarter of 2023 were $27 million, compared to $25 million in the same prior year period. The increase was primarily due to higher personnel costs and an increase related to the change in the methodology to estimate current expected credit losses for the adoption of the accounting guidance in ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

Net income attributable to shareholders was $7 million, or $0.12 per diluted share for the first quarter of 2023, compared to net income of $2 million, or $0.04 per diluted share, in the same prior year period. Net income in the first quarter of 2023 primarily benefited from the increase in gross profit, offset by higher SG&A expenses and a $7 million decrease in the unrealized gain related to derivative instruments.

Adjusted EBITDA1 for the first quarter of 2023 was income of $9 million, compared to a loss of $3 million in the same prior year period. The increase in Adjusted EBITDA1 was primarily driven by the increase in gross profit, offset by the decrease in SG&A.

Balance Sheet

As of March 31, 2023, the Company had cash and cash equivalents of $29 million and no debt under a revolving credit facility, compared to $20 million and zero debt, respectively as of December 31, 2022. The increase in net cash was primarily driven by the increase in net income. Inventories as of March 31, 2023 totaled $64 million compared to $84 million as of December 31, 2022. On March 31, 2023, there were 56,204,833 shares of common stock outstanding.

Fiscal Year 2023 Full Year Outlook

The Company is increasing its full year guidance:

•Expect net sales growth of approximately 9-12% compared to fiscal year 2022 (previously 9-11%), with Vita Coco Coconut Water expected to grow mid-teens and Private Label net sales to be slightly positive.
•Full year gross margin expected to be between 32% and 34%, showing significant improvement over 2022, and sequential improvement expected in the next two quarters, due primarily to improvement in transportation costs, with contributions from price and mix.
•Higher full year SG&A expenses to support long term growth initiatives, build commercial capabilities, cover increased employee costs, and improve efficiencies with GAAP reported SG&A expenses growing a higher rate than net sales.
•Forecasting Adjusted EBITDA in the range of $54 million to $59 million (previously $52 million to $58 million).2.

Footnotes:
(1)Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

(2) GAAP Net Income 2023 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Conference Call and Webcast Details

The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/

BIf85c796b60f84a6cbb69160269267331 and dial-in information will be provided directly to you. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.

About The Vita Coco Company
The Vita Coco Company was co-founded in 2004 by Chairman Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, while balancing purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

The company is a Public Benefit Corporation in Delaware and is a Certified B Corporation™.

Contacts

Investor:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures

In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the

Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands, except share data)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$29,080	$19,629
Accounts receivable, net of allowance of $3,880 at March 31, 2023, and $2,898 at December 31, 2022	63,189	43,350
Inventory	64,181	84,115
Supplier advances, current	1,393	1,534
Derivative assets	4,769	3,606
Asset held for sale	503	503
Prepaid expenses and other current assets	21,870	22,181
Total current assets	184,985	174,918
Property and equipment, net	2,358	2,076
Goodwill	7,791	7,791
Supplier advances	4,056	4,360
Deferred tax assets, net	4,259	4,256
Right-of-use asset	2,407	2,679
Other assets	1,720	1,677
Total assets	$207,576	$197,757
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,546	$15,910
Accrued expenses and other current liabilities	39,077	38,342
Notes payable, current	21	23
Derivative liabilities	21	71
Total current liabilities	55,665	54,346
Credit facility	—	—
Notes payable, non-current	22	25
Other long-term liabilities	2,223	2,293
Total liabilities	57,910	56,664
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 62,411,033 and 62,225,250 shares issued at March 31, 2023 and December 31, 2022, respectively; 56,204,833 and 56,019,050 shares outstanding at March 31, 2023 and December 31, 2022, respectively	624	622
Additional paid-in capital	147,973	145,210
Retained earnings	60,818	55,183
Accumulated other comprehensive loss	(821)	(994)
Treasury stock, 6,206,200 shares at cost as of March 31, 2023, and December 31, 2022	(58,928)	(58,928)
Total stockholders’ equity	149,666	141,093
Total liabilities and stockholders’ equity	$207,576	$197,757

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except for share and per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$109,759	$96,448
Cost of goods sold	76,098	77,385
Gross profit	33,661	19,063
Operating expenses
Selling, general and administrative	26,957	24,801
Income (Loss) from operations	6,704	(5,738)
Other income (expense)
Unrealized gain/(loss) on derivative instruments	1,213	8,706
Foreign currency gain/(loss)	611	(101)
Interest income	13	7
Interest expense	(15)	(27)
Total other income/(expense)	1,822	8,585
Income before income taxes	8,526	2,847
Income tax expense	(1,821)	(620)
Net income	$6,705	$2,227

Net income per common share
Basic	$0.12	$0.04
Diluted	$0.12	$0.04
Weighted-average number of common shares outstanding
Basic	56,046,904	55,561,896
Diluted	57,351,405	55,700,388

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$6,705	$2,227
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	165	470
Bad debt expense	832	65
Unrealized (gain)/loss on derivative instruments	(1,213)	(8,706)
Stock-based compensation	2,162	2,386
Noncash lease expense	279	258
Changes in operating assets and liabilities:
Accounts receivable	(21,337)	(10,186)
Inventory	20,089	10,608
Prepaid expenses, net supplier advances, and other assets	683	(5,299)
Accounts payable, accrued expenses, and other liabilities	1,072	(14,371)
Net cash provided by (used in) operating activities	9,436	(22,548)
Cash flows from investing activities:
Cash paid for property and equipment	(454)	(244)
Proceeds from sale of property and equipment	5	—
Net cash used in investing activities	(449)	(244)
Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	603	152
Borrowings on credit facility	—	12,000
Cash received (paid) on notes payable	(6)	(8)
Net cash provided by (used in) financing activities	597	12,144
Effects of exchange rate changes on cash and cash equivalents	187	(56)
Net increase/ (decrease) in cash and cash equivalents	9,771	(10,704)
Cash and cash equivalents at beginning of the period	19,629	28,690
Cash, cash equivalents and restricted cash at end of the period (1)	$29,400	$17,986
(1) Includes $320 and $0 of restricted cash as of March 31, 2023 and 2022, respectively, that were included in other current assets.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended March 31,
	2023	2022
(in thousands)
Net income	6,705	2,227
Depreciation and amortization	165	470
Interest income	(13)	(7)
Interest expense	15	27
Income tax expense	1,821	620
EBITDA	8,693	3,337
Stock-based compensation (a)	2,162	2,386
Unrealized (gain)/loss on derivative instruments (b)	(1,213)	(8,706)
Foreign currency (gain)/loss (b)	(611)	101
Adjusted EBITDA	$9,031	$(2,882)
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended March 31,
(in thousands)	2023	2022
Americas segment
Vita Coco Coconut Water	$69,138	$58,855
Private Label	25,050	23,080
Other	2,584	2,676
Subtotal	96,772	84,611
International segment
Vita Coco Coconut Water	9,558	8,349
Private Label	2,666	2,765
Other	763	723
Subtotal	$12,987	$11,837
Total net sales	$109,759	$96,448

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended March 31,
(in thousands)	2023	2022
Cost of goods sold
Americas segment	67,622	68,315
International segment	8,476	9,070
Total cost of goods sold	$76,098	$77,385
Gross profit
Americas segment	29,150	16,296
International segment	4,511	2,767
Total gross profit	$33,661	$19,063
Gross margin
Americas segment	30.1%	19.3%
International segment	34.7%	23.4%
Consolidated	30.7%	19.8%

SUPPLEMENTAL INFORMATION

	VOLUME (CE)
	Three Months Ended March 31,
(in thousands)	2023	2022
Americas segment
Vita Coco Coconut Water	7,221	6,295
Private Label	2,660	2,730
Other	239	366
Subtotal	10,120	9,391

International segment*
Vita Coco Coconut Water	1,400	1,206
Private Label	394	413
Other	20	13
Subtotal	1,814	1,632
Total volume (CE)	11,934	11,023
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE